Exhibit 99.2

Warrior Met Coal Announces New Stock Repurchase Program

BROOKWOOD, AL — March 26, 2019 — Warrior Met Coal, Inc. (NYSE:HCC) (“Warrior” or the “Company”) previously announced the expiration and results of its Restricted Payment Offer, which was made pursuant to the terms of the Company’s indenture (as amended or supplemented, the “Indenture”) governing the Company’s 8.00% Senior Secured Notes due 2024 (the “Notes”). As a result of the Restricted Payment Offer, the Company is now permitted to make one or more restricted payments in the form of special dividends to holders of the Company’s common stock and/or repurchases of the Company’s common stock in the aggregate amount of up to $299,401,000 (the “Restricted Payment Capacity”) without having to make another offer to repurchase Notes. In addition to using the Restricted Payment Capacity to make up to $70.0 million in purchases under the new stock repurchase program described below, the Company intends to accumulate cash and, subject to approval by the Board, pay a special dividend to the holders of its common stock of up to $229,401,000 in the near future.

The Company announced today that its board of directors (the “Board”) has approved the Company’s second stock repurchase program (the “New Stock Repurchase Program”) that authorizes repurchases of up to an additional $70.0 million in the aggregate of its outstanding common stock. The Company has fully exhausted its previous stock repurchase program of $40.0 million of its outstanding common stock. The New Stock Repurchase Program does not require the Company to repurchase a specific number of shares or have an expiration date and may be suspended or discontinued by the Board at any time without prior notice.

Under the New Stock Repurchase Program, the Company may repurchase shares of its common stock from time to time, in amounts, at prices and at such times as the Company deems appropriate, subject to market and industry conditions, share price, regulatory requirements as determined from time to time by the Company and other considerations. The Company’s repurchases may be executed using open market purchases or privately negotiated transactions in accordance with applicable securities laws and regulations, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and repurchases may be executed pursuant to Rule 10b5-1 under the Exchange Act. Repurchases will be subject to limitations in the Company’s asset-based revolving credit agreement and the Indenture. The Company intends to fund repurchases under the New Stock Repurchase Program from cash on hand and/or other sources of liquidity.

About Warrior Met Coal

Warrior is a large scale, low-cost U.S. based producer and exporter of premium hard coking coal (“HCC”), operating highly efficient longwall operations in its underground mines located in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur and has strong coking properties and is of a similar quality to coal referred to as the premium HCC produced in Australia. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers and results in price realizations near the Australian LV Index. Warrior sells all of its met coal production to steel producers in Europe, South America and Asia. For more information about Warrior Met Coal, please visit www.warriormetcoal.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. The words “believe,” “expect,” “may,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. Specifically, the Company cannot assure you that the proposed transactions described above, including the repurchase of shares of common stock under the New Stock Repurchase Program and the approval, declaration and payment of any special dividend will be consummated on the terms the Company currently contemplates, if at all. Information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2018 and other reports filed from time to time with the SEC. The Company’s filings with the SEC are available on the SEC’s website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Contacts

For Investors:

Dale W. Boyles, 205-554-6129

dale.boyles@warriormetcoal.com

For Media:

William Stanhouse, 205-554-6131

william.stanhouse@warriormetcoal.com